As filed with the Securities and Exchange Commission on September 15, 2000

                                    Registration No. 333-_____

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                      ____________________

                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                      ____________________

                  FIRST LEESPORT BANCORP, INC.
      (Exact name of Registrant as specified in its charter)

     Pennsylvania                             23-2354007
  (State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)         Identification Number)

133 North Centre Avenue
Leesport, Pennsylvania                           19533
(Address of principal                         (Zip Code)
executive office)

                THE FIRST NATIONAL BANK OF LEESPORT
                   401(K) RETIREMENT SAVINGS PLAN
                       (Full title of Plan)

                  First Leesport Bancorp, Inc.
                     133 North Centre Avenue
                  Leesport, Pennsylvania 19533
              ___________(610) 926-2162____________
       (Address, including zip code, and telephone number,
          including area code, of Registrant's principal
                       executive offices)

Raymond H. Melcher, Jr.            Copies to:
Chairman, President and Chief      David W. Swartz, Esquire
    Executive Officer              Stevens & Lee, P.C.
First Leesport Bancorp, Inc.       111 North Sixth Street
133 North Centre Avenue            P.O. Box 679
Leesport, Pennsylvania 19533       Reading, PA  19603-0679
(610) 926-2162                     (610) 478-2000
            ________________________________________
        (Name, address, including zip code, and telephone
       number, including area code, of agent for service)

                      ____________________


                 CALCULATION OF REGISTRATION FEE

________________________________________________________________
                               Proposed   Proposed
Title of each                  Maximum    Maximum       Amount
Class of         Amount        Offering   Aggregate       of
Securities to    to be         Price per  Offering  Registration
Registered      Registered(1)    Share    Price(2)          Fee

Common Stock,     100,000         N/A    $1,400,000   $369.60
$5.00 Par value
________________________________________________________________

(1) Based on the maximum number of shares of First Leesport Bancorp, Inc. common stock, par value $5.00 per share, authorized for issuance under the plan set forth above. An indeterminate number of shares of common stock as may become issuable by reason of the anti-dilution provisions of the plans are also hereby registered.

(2) Estimated pursuant to Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee based upon the average of the bid and asked prices for a share of the Registrant's common stock on September 12, 2000.



                             PART II

Item 3.  Incorporation of Documents by Reference.

          This Registration Statement relates to 100,000 shares of common stock, $5.00 par value, of First Leesport Bancorp, Inc. ("First Leesport"), being registered for use under The
First National Bank of Leesport 401(k) Savings Plan (the
"Plan").

          The following documents filed with the Securities and Exchange Commission are incorporated by reference in this Registration Statement and made a part hereof:

(a) First Leesport's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

(b) First Leesport's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000 and June 30, 2000; and

(c) All other documents filed by First Leesport after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.

     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Commission and incorporated by reference) modifies or is contrary to that previous statement.

     The document(s) containing the information specified in Items 1 and 2 of Part I of this Form S-8 that will be sent or given to the plan participants, as specified in Rule 428(b)(1) and in accordance with the instructions to Part I of Form S-8, are not filed with the Securities and Exchange Commission as a part of this Registration Statement.

Item 4.  Description of Securities.

          The authorized capital stock of First Leesport consists of 10,000 000 shares of common stock, $5.00 par value. As of August 1, 2000, there were 1,853,005 shares of First Leesport common stock outstanding. There are no other shares of capital stock of First Leesport authorized, issued or outstanding. First Leesport has no options, warrants, or other rights authorized, issued or outstanding, other than options granted under First Leesport's stock option and other employee benefit plans.

Common Stock

          The holders of First Leesport common stock share ratably in dividends when and if declared by the First Leesport Board of Directors from funds legally available from First Leesport. Declaration and payment of cash dividends by First Leesport depend upon dividend payments by The First National Bank of Leesport and Merchant Bank of Pennsylvania Bank, which are First Leesport's primary source of revenue and cash flow. First Leesport is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of First Leesport, and consequently the right of creditors and shareholders of First Leesport, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of First Leesport in its capacity as a creditor may be recognized.

          For certain limitations on the ability of First
Leesport Bank to pay dividends to First Leesport, see First
Leesport's Annual Report on Form 10-K for the year ended
December 31, 1999.

          Each holder of shares of First Leesport common stock has one vote for each share held on matters upon which shareholders have the right to vote. First Leesport shareholders cannot cumulate votes in the election of directors.

          Holders of First Leesport common stock have no preemptive rights to acquire any additional shares of First
Leesport. In addition, First Leesport common stock is not subject to redemption.

          First Leesport's Articles of Incorporation authorize the First Leesport Board of Directors to issue authorized shares of First Leesport common stock without shareholder approval. First Leesport common stock is included for quotation on the Nasdaq Small Cap Market. To maintain Nasdaq inclusion, First Leesport's shareholders must approve the issuance of additional shares of First Leesport common stock or securities convertible into First Leesport common stock if the issuance of such securities

          - relates to acquisition of a company and the securities will have 20% or more of the voting power outstanding before the issuance;

          - relates to acquisition of a company in which a director, officer or substantial shareholder of First Leesport has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

          - relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of First Leesport common stock or 20% or more of the voting power outstanding before issuance; or

          -     would result in a change in control of First
                Leesport.

          Under Nasdaq rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which other security holders of First Leesport or employees of First Leesport participate.

          In the event of liquidation, dissolution or winding-up of First Leesport, whether voluntary or involuntary, holders of First Leesport common stock share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made for the satisfaction of its liabilities).

Special Charter and Pennsylvania Corporate Law Provisions

           First Leesport's Articles of Incorporation and Bylaws contain provisions which may have the effect of deterring or discouraging an attempt to acquire control of First Leesport.
These provisions:

          - divide the First Leesport Board of Directors into three classes serving staggered three-year terms;

          - require that shares with at least 70% of total voting power approve mergers and other similar transactions in which First Leesport would not be the surviving or controlling entity;

          - require that shares with at least a majority, or in certain instances 70%, of total voting power approve the repeal or amendment of First
                Leesport's Articles of Incorporation;

          - require any person who acquires stock of First Leesport with voting power of 30% or more offer to purchase for cash all remaining shares of First Leesport voting stock at the highest price paid for shares of First Leesport during the preceding year, unless 80% or more of the directors approve the acquisition of First Leesport by such person;

          - eliminate cumulative voting in elections of directors;

          - allow the Board of Directors to consider any pertinent issues when considering whether to oppose an offer to acquire First Leesport and allow it to take any lawful action to accomplish rejection of an offer;

          - require advance notice of nominations for the election of directors at meetings of shareholders; and

          -     require shareholders entitled to cast at least
                20% of the vote which all shareholders are entitled to cast to call a special meeting.

          The Pennsylvania Business Corporation Law also contains certain provisions applicable to First Leesport which may have the effect of impeding a change in control of First
Leesport. These provisions:

          - require that, following any acquisition by a shareholder of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation;

          - prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power;

          - prevent a shareholder acquiring different levels of voting power (20%, 33% and 50%) from voting any shares in excess of the applicable threshold unless "disinterested shareholders" approve such voting rights; and

          - require any person or group that publicly announces that it may acquire control of the corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of the corporation, to disgorge to the corporation any profits it receives form sales of the corporation's equity securities purchased over the prior 18 months.

         The Pennsylvania Business Corporation Law also contains provisions which, to the extent applicable to First Leesport at the present time, generally:

          - expand the factors and groups (including shareholders) which the First Leesport Board of Directors can consider in determining whether a certain action is in the best interests of the corporation;

          - provide that the First Leesport Board of Directors need not consider the interests of any particular group as dominant or controlling;

          - provide that First Leesport's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

          - provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

          -     provide that the fiduciary duty of First
                Leesport's directors is solely to the
                corporation and may be enforced by the
                corporation or by a shareholder in a derivative action, but not by a shareholder directly.

          Pennsylvania law as applicable to First Leesport also explicitly provides that the fiduciary duty of directors shall not be deemed to require directors:

          - to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

          - to render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

          - to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

          One of the effects of the statutory fiduciary duty provisions of Pennsylvania law may be to make it more difficult for a shareholder to successfully challenge the actions of the First Leesport Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

Item 5.  Interest of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of First Leesport provide for
(1) indemnification of directors, officers, employees and agents of First Leesport and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by First Leesport.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits

     Exhibits:

Number     Title

 4.1     Articles of Incorporation of First Leesport Bancorp,
         Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998.)

 4.2 By-Laws of First Leesport Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 of the Registrant's
         Annual Report on Form 10-KSB for the year ended
         December 31, 1998.)

 5.1     Opinion of Stevens & Lee, P.C.

 5.2 The Registrant previously received a determination letter dated February 8, 1995, from the Internal Revenue Service that the Plan qualified under
         Section 401 of the Internal Revenue Code. A copy of such determination letter is attached to the registration statement as Exhibit 5.2. The Registrant undertakes to submit any amendment to the Plan to the IRS to the extent required in a timely manner and will make all changes required by the IRS in order to qualify the Plan, as so amended, under Section 401 of the Internal Revenue Code.

23.1     Consent of Stevens & Lee, P.C. (included in
         Exhibit 5.1).

23.2     Consent of Beard & Company, Inc., independent auditors.

24.1     Power of Attorney (included on signature page).

Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has authorized this registration statement to be signed on its behalf by the undersigned in the Borough of Leesport, Commonwealth of Pennsylvania on August 15, 2000.

                              FIRST LEESPORT BANCORP, INC.

                              By:/s/Raymond H. Melcher, Jr.____
                                 Raymond H. Melcher, Jr.
                                 Chairman, President and Chief
                                 Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond H. Melcher, Jr., Kurt A. Phillips, or David W. Swartz, Esquire and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and this requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed below by the following persons and in the capacities and on the dates stated.

       Signature


/s/Raymond H. Melcher, Jr. Chairman, President   August 15, 2000
Raymond H. Melcher, Jr.    and Chief Executive
                           Officer (Principal
                           Executive Officer),
                           Director

/s/Kurt A. Phillips        Senior Vice President August 15, 2000
Kurt A. Phillips           and Chief Financial
                           Officer (Principal
                           Financial and
                           Accounting Officer)

__________________________ Director              August 15, 2000
Edward C. Barrett

/s/James H. Burton________ Director              August 15, 2000
James H. Burton

__________________________ Director              August 15, 2000
Anthony R. Cali

/s/John T. Connelly        Director              August 15, 2000
John T. Connelly

/s/Charles J. Hopkins      Director              August 15, 2000
Charles J. Hopkins

/s/Keith W. Johnson        Director              August 15, 2000
Keith W. Johnson

/s/William Keller          Director              August 15, 2000
William Keller

__________________________ Director              August 15, 2000
Andrew J. Kuzneski, Jr.

/s/Harry J. O'Neill, III   Director              August 15, 2000
Harry J. O'Neill, III


__________________________ Director              August 15, 2000
Roland C. Moyer, Jr.

/s/Karen A. Rightmire      Director              August 15, 2000
Karen A. Rightmire

/s/Alfred J. Weber         Director              August 15, 2000
Alfred J. Weber

     Pursuant to the requirements of the Securities Act of 1933, the Plan Administrators of The First National Bank of Leesport 401(k) Savings Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Leesport, Commonwealth of Pennsylvania on this 15th day of September 2000.

THE FIRST NATIONAL BANK OF LEESPORT
401(K) SAVINGS PLAN


By /s/ Sheila Reppert
Plan Administrator



                            EXHIBIT INDEX

Number    Title

5.1       Opinion of Stevens & Lee, P.C.

5.2 IRS determination letter, dated February 18, 1993, regarding The First National Bank of Leesport 401(k)
          Savings Plan.

23.1      Consent of Stevens & Lee, P.C. (included in
          Exhibit 5.1).

23.2 Consent of Beard & Company, Inc., independent auditors.

24.1      Power of Attorney (included on signature page).






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